EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For further information, contact

Kent Henschen, Director – Marketing &

Corporate Communications

Tel: 414-768-4626 Fax: 414-768-4474

khenschen@bucyrus.com

www.bucyrus.com

BUCYRUS INTERNATIONAL, INC. ANNOUNCES

3 FOR 2 STOCK SPLIT

South Milwaukee, WI – March 8, 2006 – Bucyrus International, Inc. announced today that its Board of Directors has authorized a three-for-two split of the company’s Class A common shares, payable on March 29, 2006 to shareholders of record on March 20, 2006. The Board of Directors also authorized a 30% increase in the quarterly dividend, to $.05 per share per quarter, for dividends payable after the date of the stock split.

“We are pleased that our board of directors authorized this stock split,” said Timothy W. Sullivan, President and CEO. “This will create additional market liquidity for our stock. With the 30% increase in the quarterly dividend, this act reflects our focus on enhancing shareholder value.”

In connection with the stock split, each holder of Bucyrus International, Inc. Class A common stock will receive one share of Bucyrus Class A common stock for each two shares of such stock owned. Cash will be distributed in lieu of fractional shares. New shares will be issued by the company’s transfer agent, and will begin trading on the Nasdaq National Market on a split-adjusted basis on March 30, 2006. Following the stock split, the company will have approximately 32 million shares outstanding, based on the number of shares outstanding as of February 28, 2006.

About Bucyrus International, Inc.

Bucyrus is one of the world’s leading manufacturers of large-scale excavation equipment used in surface mining. Bucyrus machines are used throughout the world by customers mining copper, coal, oil sands, iron ore and other minerals. An important part of the company’s business consists of aftermarket sales in support of its large installed base (almost $12.5 billion based on estimated current replacement value) of machines that have service lives from 15 to 40 years.

Special Note Regarding Forward-Looking Statements

Statements contained in this press release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. The factors that could adversely affect Bucyrus' actual results and performance are discussed in Bucyrus' Form 10-K for the year ended December 31, 2004 and subsequent reports filed with the Securities and Exchange Commission, which interested parties are urged to review. Bucyrus' actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements.

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